Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000

CHUBB BOARD DECLARES REGULAR QUARTERLY DIVIDEND
AND APPROVES NEW SHARE REPURCHASE PROGRAM

Warren, New Jersey, December 8, 2005 — The Board of Directors of The Chubb Corporation today declared a regular quarterly dividend in the amount of $0.43 per share payable January 10, 2006 to shareholders of record on December 22, 2005.

The Board also authorized a share repurchase program of up to 14 million shares of the Corporation’s common stock. The shares covered by the new authorization equal 7.0% of the 199.9 million shares outstanding as of September 30, 2005. Purchases will be made from time to time in the open market or in privately negotiated transactions. The authorization has no expiration date. This authorization replaces an existing program approved by the Board on July 24, 1998 to purchase up to 12.5 million shares of which 3,287,100 shares had remained available for repurchase.

“This action reflects the Board’s confidence in the strength of Chubb’s financial condition as well as our commitment to manage our capital efficiently,” said John D. Finnegan, Chairman, President and Chief Executive Officer.

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The member insurers of the Chubb Group of Insurance Companies form a multi-billion dollar organization providing property and casualty insurance for personal and commercial customers worldwide through 8,000 independent agents and brokers. For more information, visit www.chubb.com.

Certain statements in this release are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in our public filings with the Securities and Exchange Commission and those associated with general economic and market conditions, our financial performance and the capital requirements of our business. Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

For Further Information Contact:	Investors:	Glenn A. Montgomery
908-903-2365

	Media:	Mark E. Greenberg
908-903-2682